EXHIBIT 11.1

DEPARTMENT 56, INC.
COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share amounts)

	13 Weeks Ended July 2, 2005	13 Weeks Ended July 3, 2004
Basic:
Net income	$4,120	$13,413

Weighted average number of common shares outstanding	13,676	13,302

Net income per common share – basic	$0.30	$1.01

Assuming Dilution:
Net income	$4,120	$13,413

Weighted average number of common shares outstanding	13,676	13,302

Dilutive impact of the assumed exercise of stock options
and unvested restricted stock	72	217

Weighted average number of common and
common equivalent shares	13,748	13,519

Net income per common share – assuming dilution	$0.30	$0.99

	26 Weeks Ended July 2, 2005	26 Weeks Ended July 3, 2004
Basic:
Net income	$1,490	$10,451

Weighted average number of common shares outstanding	13,644	13,241

Net income per common share – basic	$0.11	$0.79

Assuming Dilution:
Net income	$1,490	$10,451

Weighted average number of common shares outstanding	13,644	13,241

Dilutive impact of the assumed exercise of stock options
and unvested restricted stock	156	186

Weighted average number of common and
common equivalent shares	13,800	13,427

Net income per common share – assuming dilution	$0.11	$0.78